Exhibit 99.2

For Immediate Release: June 25, 2013

TRUETT-HURST, INC. ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

HEALDSBURG, California — Truett-Hurst, Inc. (“Truett”) today announced the closing of its initial public offering of 2,700,000 shares of its Class A common stock at a price to the public of $6.00 per share.  The shares have been listed on the Nasdaq Capital Market and trade under the symbol “THST.”

Net proceeds received by Truett from the initial public offering were approximately $14.1 million after deducting placement agents’ fees and estimated offering expenses.  Concurrently with the closing, Truett completed the formation transactions described in the prospectus.  In connection with these transactions, Truett used the net proceeds from the initial public offering to make a contribution to the operating company, H.D.D., LLC (the “LLC”), in exchange for 2,700,000 LLC units.  As a result of Truett’s purchase of LLC units, the LLC will become a subsidiary of Truett.  Truett intends to cause the LLC to use the net proceeds from the offering to pay down amounts owed under its credit facility, for working capital, capital expenditures, hiring additional personnel and for general corporate purposes.

W.R. Hambrecht + Co., LLC led the offering, which was made through its OpenIPO auction-based process that opens participation to all investors.  CSCA Capital Advisors, LLC, Feltl and Company, Inc. and Sidoti & Company, LLC served as co-managers for the offering.

The registration statement on Form S-1 relating to these securities has been filed with, and declared effective by the Securities and Exchange Commission.  The offering of these securities was made only by means of a written prospectus forming part of the effective registration statement.  Copies of the preliminary prospectus related to the offering may be obtained from WR Hambrecht + Co at (415) 551-8606 or by contacting ssmith@wrhambrecht.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Truett-Hurst, Inc.

Truett is an innovative and fast-growing super-premium and ultra-premium wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California.  Truett is an “emerging growth company” as defined in the JOBS Act and following the public offering, will take advantage of certain exemptions from various reporting requirements applicable to other public companies.  Truett is headquartered in Healdsburg, California.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements.  Forward-looking statements include information concerning the proposed offering.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.